Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

DXC Technology Company

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)
	Equity	Preferred Stock, $0.01 par value per share(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)
	Other	Depositary Shares(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)
	Other	Warrants(5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)

	Other	Units(6)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$(2)

Fees Previously Paid	N/A	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices or upon exercise, conversion or exchange of other securities registered hereby.

(2)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(5)	The warrants covered by this registration statement may be warrants for common stock, preferred stock, debt securities, depositary shares or units.
(6)

Each unit may be issued under one or more unit agreement and will represent an interest in one or shares of common stock or preferred stock, debt securities, depositary shares, warrants or purchase contracts or any combination of such securities, which if more than one may or may not be separable from one another.